                                                           File Number 70-8981


SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

Amendment No. 5
to
Form U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935

By

CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199

(a registered holding company and the direct or indirect parent of the other parties)


CNG ENERGY SERVICES CORPORATION
CNG POWER COMPANY
One Park Ridge Center
P.O. Box 15746
Pittsburgh, Pennsylvania 15244-0746


Names and addresses of agents for service:

S. E. WILLIAMS, Senior Vice President
and General Counsel
Consolidated Natural Gas Company
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199


N. F. CHANDLER, General Attorney
Consolidated Natural Gas Service Company, Inc.
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3199

       2                                              File Number 70-8981


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 5
to
FORM U-1

APPLICATION-DECLARATION UNDER THE PUBLIC UTILITY
HOLDING COMPANY ACT OF 1935



	Consolidated Natural Gas Company et al. hereby withdraw the application-declaration under the above file number, effectively immediately. CNG Energy Services Corporation is exiting the wholesale energy business and may soon be sold by Consolidated Natural Gas Company. For more information, see Form U-1, File No. 70-9203, filed on May 8, 1998.


SIGNATURE

	Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their respective behalf by the undersigned thereunto duly authorized.


                                  CONSOLIDATED NATURAL GAS COMPANY
                                  CNG ENERGY SERVICES CORPORATION
                                  CNG POWER COMPANY


                                  By N. F. Chandler
                                     Their attorney



Date: May 11, 1998